Exhibit 10.3

Execution Copy

UNIT PURCHASE AGREEMENT

This UNIT PURCHASE AGREEMENT (this “Agreement”) is dated as of June 4, 2013 (the “Effective Date”), among Summit Midstream Partners, LP, a Delaware limited partnership (“Seller”), Summit Midstream Partners Holdings, LLC, a Delaware limited liability company (“Partners Holdings”) and Summit Midstream GP, LLC (the “General Partner,” and collectively, with Partners Holdings, the “Buyer”).

RECITALS

WHEREAS, Seller entered into that certain Purchase and Sale Agreement, dated June 4, 2013, with MarkWest Liberty Midstream & Resources, L.L.C. (the “Acquisition Agreement”);

WHEREAS, pursuant to the terms of the Acquisition Agreement, Seller agreed to acquire certain natural gas gathering assets (the “Acquisition”) for approximately $210 million (the “Acquisition Consideration”).

WHEREAS, Seller desires to sell and Buyer desires to purchase 3,107,698 common units representing limited partner interests in Seller (the “Common Units”) and 63,422 general partner units representing general partner interests in Seller (the “General Partner Units, and collectively with the Common Units, the “Units”) at the per Unit price set forth herein in order to fund a portion of the Acquisition Consideration.

AGREEMENT

NOW, THEREFORE, for and in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

Section 1.                                          Purchase and Sale of the Units

1.1                               Sale of the Units.  Subject to the terms and conditions of this Agreement, effective concurrently with the closing of the Acquisition, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, 3,107,698 Common Units and 63,422 General Partner Units in consideration of an aggregate payment of $100 million (the “Unit Purchase Price”) by Buyer; the per Unit purchase price is equal to the volume weighted daily average price of the Common Units for the five trading days immediately prior to the Effective Date as reported on the New York Stock Exchange.

1.2                               Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) and the issuance of the Units by the Seller shall take place concurrently with the closing of the Acquisition contemplated by the Acquisition Agreement; provided, however, that if the closing of the Acquisition shall not have occurred on or before June 30, 2013, the Units will not be issued by Seller to Buyer, and this Agreement shall terminate and be of no further force or effect.

1.3                               Closing Deliveries

(a)                                 At the Closing, Seller and Buyer shall deliver an executed cross receipt acknowledging receipt of the Unit Purchase Price and the Units, respectively.

(b)                                 At the Closing, Seller shall cause Seller’s transfer agent to record the ownership of the Units on the records of the transfer agent in accordance with instructions from Buyer.

Section 2.                                          Representations and Warranties

2.1                               Buyer’s Representations and Acknowledgements.  Buyer represents and warrants to Seller that:

(a)                                 Buyer has all requisite power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby and this Agreement is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms;

(b)                                 The Units are being acquired solely for the account of Buyer and not with a view to, or for resale in connection with, a distribution of all or any part thereof; and

(c)                                  (i) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “1933 Act”), and (ii) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Units, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Buyer acknowledges and understands that the Units have not been registered under the 1933 Act, and therefore are subject to resale restrictions. Buyer agrees to the placement of a legend on any Unit certificate or on the records of the transfer agent to the effect that the Units may not be sold without registration under the 1933 Act or pursuant to an exemption from registration.

2.2                               Seller’s Representations.  Seller represents and warrants to Buyer that:

(a)                                 Seller has all necessary power and authority to execute and deliver this Agreement and to perform the transactions contemplated hereby and this Agreement is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms;

(b)                                 No consent, approval or authorization of any third party is required for consummation by Seller of the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not violate, conflict with, or cause a default under any contract, agreement, document, or instrument, any law, rule, regulation or any judicial or administrative decision to which Seller or the Units may be subject, or that would create a lien, security interest, encumbrance or restriction of any kind upon the Units; and

(c)                                  Upon the payment for the Units in accordance with the terms of this Agreement, good and valid title to all of the Units, free and clear of all mortgages, liens, security interests, pledges, charges, encumbrances or claims of any kind (other than transfer restrictions imposed thereon by federal or state securities laws or arising under the Seller’s limited partnership agreement) will be sold to and vest in Buyer.

2.3                               Survival; Indemnity.  All representations and warranties made herein shall survive the Closing. Buyer agrees to indemnify and hold Seller harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by the Buyer herein and Seller agrees to indemnify and hold Buyer harmless from any and all losses, damages, claims, actions and proceedings, including any legal or other expenses, arising out of any breach of any representation or warranty made by the Seller herein.

Section 3.                                          Further Assurances

Each party agrees to, at any time and from time to time, promptly execute and deliver such further agreements, documents and instruments, including a registration rights agreement with respect to the Units, and promptly take or forbear from taking such further actions as the other party may reasonably request in order to more effectively confirm or carry out the provisions of this Agreement.

Section 4.                                          Miscellaneous

4.1                               Entire Agreement.  Each party hereto acknowledges that this Agreement embodies the entire agreement and understanding between them with respect to the subject matter hereof and supersedes any prior agreements and understandings relating to the subject matter hereof. This Agreement may not be altered, modified, terminated or discharged except by a writing signed by the party against whom such alteration, modification, termination or discharge is sought.

4.2                               Binding Nature.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, heirs, personal representatives and assigns.

4.3                               Governing Law.  This Agreement shall be governed by and construed under the laws of the state of Delaware.

4.4                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart hereof.

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IN WITNESS WHEREOF, the parties have executed this UNIT PURCHASE AGREEMENT as of the date first written above.

THE SELLER:

SUMMIT MIDSTREAM PARTNERS, LP

By: Summit Midstream GP, LLC, its general partner

By:	/s/ Steven J. Newby
Name: Steven J. Newby
Title: President and Chief Executive Officer

BUYER:

SUMMIT MIDSTREAM PARTNERS HOLDINGS, LLC

By:	/s/ Brock M. Degeyter
Name: Brock M. Degeyter
Title: Senior Vice President, General Counsel and Secretary

SUMMIT MIDSTREAM GP, LLC

By:	/s/ Brock M. Degeyter
Name: Brock M. Degeyter
Title: Senior Vice President, General Counsel and Secretary